Exhibit 99.2

CIBUS BUSINESS

Following the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 13, 2023, as amended by the First Amendment thereto dated as of April 14, 2023 (as amended, the “Merger Agreement,” and the transactions contemplated thereby, the “Transactions”), by and among Cibus, Inc. (formerly known as Calyxt, Inc.) (the “Company”); Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Calyxt; Cibus Global, LLC, a Delaware limited liability company (“Cibus”); and the blocker entities party thereto, the Company’s business will primarily consist of the historical operations of Cibus, but the Company will continue to conduct the historical operations of Calyxt, Inc. (prior to the completion of the Transactions, “Calyxt”). This exhibit contains a description of the historical operations of Cibus and is intended to supplement the Company’s prior disclosures of the historical operations of Calyxt. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Company’s definitive proxy statement/prospectus filed with the Securities and Exchange Commission on April 18, 2023.

BUSINESS OVERVIEW

Cibus® is a leading agricultural technology company that develops and licenses plant traits to seed companies for royalties. The company is a technology leader in developing plant traits (or specific genetic characteristics) using gene editing. Its primary business is using gene editing to develop Productivity Traits in the major agricultural crops: Canola, Rice, Soybean, Corn and Wheat. Productivity Traits are crop traits that improve crop yields and make farmers more productive, thereby driving greater farming profitability. They do this in several ways such as making plants resistant to diseases or pests, thereby reducing the use of chemicals like fungicides and insecticides, enabling plants to process nutrients more efficiently, thereby reducing the use of fertilizers, and making crops more adaptable to their environment and to climate change. In addition, Cibus is a leader in the development of sustainable low carbon ingredients to help major corporations meet their Net Carbon Zero climate goals. Cibus will also continue the legacy plant-based synthetic biology business of Calyxt in a more limited capacity, bringing together the technology platforms and facilities to drive trait development and plant breeding.

Founded in 2001, Cibus has developed a proprietary core technology platform called the Rapid Trait Development System (RTDS®). RTDS is covered by over 400 patents or patents pending. RTDS is the underlying technology platform for Cibus’ Trait Machine™: the first standardized end-to-end semi-automated crop specific gene editing system that directly edits seed companies’ elite germplasm. It is a timebound, reproducible and predictable science-based breeding process.

Cibus believes that RTDS and the Trait Machine represent the technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: the ability to materially change the productivity of the breeding process that currently averages more than a decade. The Trait Machine materially changes not only the scale and speed of the breeding process, but it also exponentially changes the range of possible genetic solutions from breeding and with it, the capability to develop desired characteristics or traits needed for greater farming sustainability and food security. Cibus is currently completing construction of the first stand-alone production facility housing the Trait Machine (the Trait Machine Facility). When the Trait Machine Facility is completed, it is expected to initially be operational for Canola, Rice and Soybean. Cibus’ technologies and trait products are accelerating agriculture’s jump to a climate smart, more sustainable crop production system and industry’s move to sustainable low carbon ingredients.

Cibus currently has a pipeline of six traits. Four of the six traits are applicable to multiple crops. Three of the traits are fully developed and have begun shipping. In the first quarter of 2023, Cibus successfully transferred its Pod Shatter (PSR) trait in the elite germplasm of a leading Canola seed company for commercialization. In addition, in the first quarter of 2023, Cibus transferred two different herbicide tolerance traits in the elite germplasm of a leading Rice seed company for commercialization. Cibus already has ten different leading seed company customers for its PSR trait in Canola. It expects to transfer its PSR trait in the elite germplasm of these seed companies by the end of the second quarter of 2024.

Cibus sees its business as the start of the gene editing industry—an industry characterized by high throughput gene editing facilities serving as extensions of plant breeding operations for seed company customers. Cibus is the leader in this vision. Cibus and its Trait Machine do not compete with breeding operations, they augment them. Cibus provides traits that it edits in the elite germplasm of its customers for commercialization. Its role is to improve the efficiency and effectiveness of developing the complex traits needed to address agriculture’s (and, farmers’) most pressing productivity issues. Importantly, Cibus and its Trait Machine provide the ability to efficiently gene edit these new traits directly into elite germplasm of any of the major crops.

Toward this vision, Cibus now has a pipeline of six traits, including three fully developed gene edited traits products, it has leading seed company partners/customers, it has completed the transfer of its first three traits in the elite germplasm of customers in two different crops, and it is completing the industry’s first trait production facility.

Cibus believes that this is the Future of Breeding™.

WHAT EXACTLY ARE PLANT GENETICS OR GENE EDITING? WHAT DIFFERENTIATES CIBUS?

Background on the Plant Genetics Industry.

Plant genetics is the study of genes, genetic variation, and heredity specifically in plants, seeds or germplasm. Germplasm is the term used to describe the seeds, plants, or plant parts useful in plant breeding. The Plant Genetics Industry consists of the activities, like breeding and genetics, that are focused on understanding and improving germplasm. Plant genetics for germplasm and traits are the core technologies in seeds and ultimately, the varieties and parental lines of seed companies. These technologies underpin the expected performance of a given seed and are the primary basis for competition in the seed business. These technologies are generally developed internally by seed companies, but they are often bought or licensed from third parties such as other seed companies or the many academic institutions that have large plant genetics programs.

Increasing yields, lowering costs and making crop outcomes more predictable are the core targets of trait development programs. Each of these targets has a readily quantifiable economic basis for determining the trait value.

The targets addressed by the two early GMO-based traits were weed and insect management. Each of these had a material impact on farming productivity and sustainability. They are now used in multiple crops and are planted on over 300 million acres in North America and South America.

The Bt trait (a GMO trait for insect resistance) is an excellent example. It is used to control Corn borers and is credited with materially increasing farming productivity both through improved yield and through material reduction in the use (and cost) of insecticides. A 2010 National Research Council study concurred that Bt crops led to reduced pesticide use and /or the use of pesticides with lower toxicity compared to those used on conventional crops. Based on the underlying positive economics of the Bt trait, it is estimated by AgBioInvestor that the average trait fee paid by farmers for the Bt traits is over $10 per acre. At this price, it is also estimated that the Bt Trait is incorporated in the genetics of seeds that are planted on over 300 million acres. The annual royalties are estimated by AgBioInvestor to be approximately $4 billion. It is further estimated by AgBioInvestor that the GMO-based weed management traits are also planted on over 300 million acres and earn annual trait fees of approximately $4 billion.

Novel traits or genetic characteristics in seeds will continue to be the driving force of the plant genetics industry and the growth of the seed business. Given peak acres, there is increasing pressure on improved crop productivity to meet the growing demands for food and food security. The promise of the new gene editing industry is to be a key driver behind a new generation of plant traits that can meet the current and future challenges of farming, in general, and climate change, specifically.

Gene Editing

Gene editing in plants is essentially a tool used in plant breeding that can precisely and predictably introduce new traits or improve upon existing ones. Gene editing, like breeding, is the science of optimizing plant genetics to increase a plant’s yield potential and to improve its ability to withstand challenges, such as climate change, diseases, and pests, as well as to deliver end-use characteristics such as nutritional quality or renewable plant-based ingredients. What differentiates gene editing from traditional breeding is that it makes deliberate edits in the existing DNA sequence of a plant as opposed to the lengthy and random conventional breeding process. The promise of gene editing is that it can change the scale and range of possible genetic solutions from breeding by its ability to make genetic changes in less time and more accurately. As challenges to farming sustainability increase with climate change, the ultimate promise of gene editing is that it can help meet those challenges with a timely and predictable process.

In addition, gene editing is an important tool in building genetic diversity needed to address climate resilience in crops. During the process through which wild species were domesticated into the crops we know today, genetic bottlenecks were encountered as a result of selecting traits such as bigger fruits and higher yields, while diversity was reduced for genetic traits like disease resistance. Gene editing is a breeding tool that can augment this lost diversity. Using the suite of technologies underlying RTDS and through our understanding of the genetic and trait expression relationships, we can apply gene editing to develop more diverse germplasm while eliminating these bottlenecks.

What Differentiates Cibus

What differentiates Cibus in the gene editing industry is its patented RTDS technology platform and its crop specific Trait Machine process. Using RTDS, Cibus developed the Trait Machine: the first standardized end-to-end semi-automated crop specific gene editing system that directly edits a seed company’s elite germplasm. The Trait Machine transforms the lengthy and random conventional breeding process into a timebound, reproducible and predictable science-based breeding process. The Cibus trait products are indistinguishable from plant traits developed using conventional breeding processes. Cibus believes that the Trait Machine represents the technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: the ability to change the scale and range of possible genetic solutions from breeding and to develop desired characteristics or traits with greater speed and accuracy. Cibus expects to have its stand-alone Trait Machine Facility operational in 2023. The Trait Machine drives and differentiates Cibus’ operating plan and its commercial model.

WHAT ARE CIBUS’ PRODUCTS?

Cibus’ business and its products are based on the use of its gene editing technologies to develop and license a new generation of high value Productivity Traits and Sustainable Plant-Based Low Carbon Ingredients.

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Productivity Traits: Productivity Traits are the plant traits that are associated with improving crop yields in the face of challenges such as weeds, pests, and diseases, in the face of factors such as heat and drought as a result of climate change, as well as environmental challenges such as fertilizer use. They are the primary target of plant breeding programs and a key basis of competition in the “seed and trait” business. The key application of Cibus’ Trait Machine is the development of a new class of high value Productivity Traits. Its focus is on the five major crops: Canola, Rice, Soybean, Wheat, and Corn. Together they are grown on over one billion acres and represent over 90% of the world’s protein and 70% of the world’s vegetable oils. Cibus’ product goal for its Productivity Trait business is a new generation of high value Productivity Traits that make crops more adaptable to their environment and have increased yields while reducing chemical inputs.

Cibus has a pipeline of six Productivity Traits, three of which are fully developed. Each of the Cibus’ developed traits has its initial customers, and Cibus has begun transferring each of these traits to customers in their elite germplasm for commercialization. The lead developed trait is PSR in Canola, which has ten leading seed company customers for whom Cibus is currently editing PSR into their elite germplasm.

In the first quarter and early second quarter of 2023, Cibus successfully transferred its three developed traits in Canola and Rice to leading seed companies for commercial development. Cibus’ developed trait for Pod Shatter Reduction was successfully transferred in the elite germplasm of Nuseed, a leading Canola seed company with operations in North America and Australia. Cibus’ two developed traits for herbicide tolerance (HT) in Rice were successfully transferred in the elite germplasm of Nutrien, a leading North American Rice seed company. These successful transfers of three traits in two different crops for commercial development are important milestones for Cibus and for gene edited crops in general.

Cibus’ lead Productivity Trait in advanced development is for Sclerotinia white mold. It has had successful initial greenhouse trials. If successful, this Productivity Trait is expected to materially improve yield while reducing fungicide use. Cibus’ advanced development Productivity Trait for nitrogen use efficiency is a very important trait that, if successfully developed, will be applicable to many crops. Its goal is more efficient processing of nutrients like fertilizer, thereby reducing fertilizer use. This would be a major cost savings for virtually every farmer.

Each of the Productivity Traits have an important role for farming sustainability. Cibus estimates that for every dollar of trait royalty, a farmer receives approximately a two-fold benefit in cost and yield improvement. In addition, the Productivity Traits for challenges like disease, insects and nutrient use lower the use of chemicals such as fungicides, insecticides and fertilizer.

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Sustainable Low Carbon Ingredients: Sustainable Low Carbon Ingredients are a key target market for Cibus’ gene editing platform. The goal of the Global Net Carbon Zero Climate Goals being set by many muti-national companies is to replace the many ingredients that are fossil fuel based or linked to environmental challenges. Using gene editing to develop plant-or micro-organism-based solutions is a key element of this drive to new renewable low carbon materials. To address this market, Cibus is using both its Trait Machine platform as well as ASAP™, its advanced (non-transgenic gene editing) fermentation platform.

Cibus’ product goal for its Sustainable Low Carbon Ingredient business is to use its non-transgenic gene editing platforms to work with companies to develop a new generation of specific high value sustainable low carbon ingredients to replace existing ingredients linked to fossil fuels or environmental challenges such as increased greenhouse gases, deforestation, plastic waste, and human health. Cibus is working with several consumer product, industrial, pharmaceutical and energy companies to develop a new generation of sustainable low carbon ingredients to address these challenges.

In the first quarter of 2023, Cibus and Procter & Gamble (P&G), a leading multi-national consumer product company, entered into a collaboration to develop sustainable low carbon ingredients or materials that do not negatively impact the environment during production, use, or disposal. Under the terms of the agreement, P&G will fund a multi-year program to develop Sustainable Low Carbon Ingredients that help P&G advance its sustainability objectives.

Cibus believes that gene editing will play an important role in achieving these Global 2040 Climate Goals.

THE TRAIT MACHINE è THE OPERATIONAL AND COMMERCIAL MODEL

The Operational Model

The operational advantage of the Trait Machine is that it is a high throughput standardized end-to-end gene editing process that can directly edit a customer’s elite germplasm in a timebound, reproducible and predictable process. It provides the ability to prototype new traits and, once developed, the ability to materially accelerate the time to commercialize new traits. By materially changing the speed and accuracy to develop new traits, the Trait Machine revolutionizes the business of trait development by exponentially changing the speed and scale of prototyping new traits relative to conventional breeding. By working directly with a customer’s elite germplasm, the Trait Machine enables the introduction of high value traits directly into a customer’s market-ready varieties and parent lines: dramatically reducing the time to commercialization. This is our vision for the Future of Breeding and our position in this new industry.

The key to our model is the Trait Machine. It is based on crop specific trait editing platforms using Cibus’ RTDS technology platform. A crop-specific platform means that the specific Trait Machine process is based on crop-specific single cell models that can grow into a plant after being edited. Once developed, in the specific crop, Cibus is able to edit directly in a customer’s elite germplasm and grow it into the customer’s gene edited plant. This is what we mean when we say that Cibus is able to operate as an extension of a customer’s breeding program. This means that in any crop in which the Trait Machine is operational, Cibus will able to edit any trait in its pipeline directly into the customer’s elite germplasm and transfer back the gene edited elite germplasm to the customer for commercialization.

As of December 31, 2022, Cibus had two operational crop platforms in Canola and Rice, which Cibus has used to begin editing the elite germplasm of our customers in Canola and Rice. Cibus has begun transferring their elite germplasm with these traits back to these customers ready for commercial development. Cibus has developed a pipeline of six traits in Canola and Rice. All six traits are being developed on these two Trait Machine platforms. Three of the traits are fully developed and Cibus has begun transfers back to Canola and Rice customers.

Cibus expects to have an operational Soybean trait machine platform by the end of 2023, a Wheat platform by the end of 2024 and a Corn platform by the end of 2025. Once the Soybean platform is complete, Cibus’ Trait Machine platform will be operational for approximately 250 million acres of addressable acres in North America, South America and Europe.

Having Trait Machine Platforms for each of the five major crops would enable Cibus to introduce any of our multi-crop traits to any customer in these crops. It would also enable us to prototype new traits for any customer in any of the five crops in their elite germplasm. This is the scale and breadth of trait development enabled by the Trait Machine Model.

This is the operational vision behind the Trait Machine model.

The Commercial Model

The commercial model of the Trait Machine is to develop families of Productivity Traits and license them to seed companies for royalties. Seed companies paying royalties for Productivity Traits is a long-standing practice in agriculture, and is central to how major GMO-based traits have been commercialized. Cibus’ commercial plan is based on this model. The trait provider gets a royalty for every bag sold or each acre used. Virtually every seed has royalties due to third parties for intellectual property associated with either the germplasm or the traits in a seed. In each case, the trait provider is not involved in seed bulk-up or launch once a trait is transferred to the seed company. This is the same way in which holders of pharmaceutical royalties are not involved in the production or sale of the drugs. Cibus’ commercial model is based on this practice.

The agricultural trait business is driven by three factors: Type of Trait, Addressable Acreage and Trait Fees. The big traits from the GMO-based trait era were for two types of traits: weeds and insects. Each of these trait groups have been incorporated in over five different major crops and planted on over 300 acres. Cibus believes that on average each of these key traits earns over $10 per acre. The actual trait fee for a given trait for a given crop is based on the economics of the trait in a given crop and geography. Cibus estimates that for every dollar of trait royalty, a farmer receives approximately a two-fold benefit (i.e., $2.00) in cost and yield improvement. In other words, traits are very valuable to farmers. Increased productivity means higher yields and/or lower costs. If an insect trait fee is $10 per acre it means that the improvement in farming profitability between yield improvement and lower costs, is estimated to be approximately $20 per acre. The $10 trait fee is then divided between the trait company and the seed company. The percent of the fee that accrues to the trait developer can vary depending on the type of trait, value and IP protection.

Historically, trait development has been a crop by crop and trait by trait process. Under the new gene editing regime this is expected to change because of the expected scale, scope and speed of trait discovery using gene editing. This is why the Cibus commercial strategy differs from pre-gene editing commercial models. In Cibus’ Trait Machine Model, Cibus is not focused on a specific crop, its focus is specific traits. The goal of Cibus’ model is to find and develop important blockbuster traits that are applicable to multiple crops and have economics that would earn approximately $10 or more per acre royalties across multiple crops.

The Cibus model is driven by its vision of a high throughput gene editing facility or service with the ability to develop families of multi-crop traits. The goal of this vision is to be an extension of major seed companies’ breeding operations. This is the difference of the Cibus model. With the benefit of the Trait Machine, our job is to make the traits available in a way that is coordinated with any seed company’s breeding operation in order to most efficiently commercialize each trait regardless of trait, crop, customer or geography.

Stated differently, the big difference between the Cibus commercial model and the historical models is the Trait Machine and its speed, scale and breadth of operations. Its ability to develop complex traits and to deliver these traits in the elite germplasm of any seed company in the five major crops. Our job is not to develop a specific trait, our model is to develop a family of complex traits applicable to multiple crops that are needed to address the global productivity challenges facing farmers of virtually every crop. In other words, we look at the trait market from an agricultural need as opposed to a crop-by-crop needs. Our aim is to solve major multi-crop challenges across the multiple crops at the same time. With the Trait Machine, we have the ability to launch traits within a crop for multiple customers and across crops by editing into any customer’s elite germplasm for commercialization, and to do so with superior speed, scale and breadth compared to conventional breeding. At Cibus, we see this as comparable to the scale change that occurred in the move from analogue to digital. We are starting in Canola, Rice and Soybean with multiple traits and multiple customers. For both Canola and Soybean, we have a pipeline of 5 different traits at all stages of development. We then expect to expand to all the five major crops in all the major accessible markets and apply our pipeline to each where appropriate.

This is the commercial vision behind the Trait Machine model.

This chart below shows our initial commercial vision with just our first three crop platforms and six trait pipeline, assuming addressable acres in North and South America and Europe.

The Breeding Challenge that the Trait Machine Addresses

Historically, the introduction of desirable traits in plants was achieved by major seed companies using conventional breeding or by employing transgenic processes. Both traditional breeding and transgenic bioengineering require substantial development time frames. The average time for trait development using transgenic techniques is approximately 14.5 years, while conventional breeding techniques can require more than a decade. Further, for transgenic techniques, the integration of recombinant DNA typically results in seeds being classified as genetically engineered or bioengineered producing genetically modified organisms (“GMO”) that are subject to strict regulatory filings and specific GMO approvals prior to commercialization. Both methods produce genetic diversity in the genetic material (DNA) of plants: one through traditional breeding methods and the other by making precise changes to the plant’s DNA sequence through the use of tools such as CRISPR-Cas9.

The Trait Machine transforms a lengthy and random conventional breeding process into a timebound, reproducible and predictable system.

In contrast, Cibus views gene editing as an extension of plant breeding. The Trait Machine provides an extension of conventional breeding that provides a standardized gene editing process that operates in an end-to-end semi-automated system that can achieve the identical changes as conventional breeding more precisely and efficiently. The Trait Machine provides a process that enables plant gene editing to occur in a timebound, reproducible and predictable process. Importantly, it has the ability to develop the complex traits that are difficult to achieve using conventional breeding technologies. In addition, the Trait Machine enables the introduction of high value traits directly into a customer’s market-ready varieties or parent lines in a process using the Trait Machine that takes on average 2 to 3 years. In other words, by working directly with a customer’s elite germplasm, the Trait Machine accelerates the time to market for developed traits.

Another critically important challenge that RTDS and the Trait Machine process addresses is that its gene edits are indistinguishable from genetic changes that could occur from conventional breeding or that could occur in nature. This aspect of gene editing is driving a global regulatory movement in which traits from gene editing are being regulated in an increasing number of countries on a similar basis as traits from conventional breeding. The U.S., South America and certain other countries have already determined not to treat traits from RTDS as GMO. Each of Cibus’ three developed traits and its three advanced traits have been determined not to be regulated articles through the USDA’s “Am I Regulated” process, which was replaced with the USDA’s Sustainable, Ecological, Consistent, Uniform, Responsible, Efficient (SECURE) Rule’s confirmation process. In 2023, there are several important countries or regions, including the European Union (EU), that are considering similar regulations to separate GMO technology from gene editing. This is the additional promise of the Trait Machine: a science-based end-to-end gene editing system whose output would be regulated on a similar basis as traits developed using conventional breeding. The ability to transform trait development from a lengthy and random conventional breeding process to a timebound and predictable scientific process. The ability to transform plant trait development and commercialization from decades to years.

1-	TECHNOLOGY OVERVIEW: DEVELOPING A TRAIT MACHINE PLATFORM

– Single Cells to Edited Plants

Background

At the heart of Cibus’ Trait Machine is RTDS, which is a suite of technologies that enable Cibus to isolate a single plant cell, make the desired genetic edits in that cell, and regenerate that cell into an entire plant.

What to edit: Differences in DNA sequences, many of which are variations in one or a few single base pair(s) (letter(s)) in a DNA sequence, underlie some of the most important traits in plants.

Plant biologists have recognized that we are in the “genomics information age”. Across the plant kingdom, plants show enormous diversity driven by the enormous diversity in their genome sequences – the plant’s software. Their genome sequence drives all the characteristics (traits) that define each plant, crop and variety of a crop. In truly understanding this diversity, and the DNA sequences that underly that diversity, one can leverage these characteristics across plants. Cibus is focused on both understanding this diversity and on leveraging this diversity to improve farmer productivity and to develop sustainable ingredients. Trait Platforms are cases where differences in DNA sequences that result in these desired traits are leveraged across multiple crops.

Over our history, Cibus has accessed the sequences of thousands of genomes (and fragments thereof) allowing us to analyze, classify and catalog plant DNA sequences. Analysis using comparative genomics allows our scientists to understand and associate those sequences with important plant traits. We have a team of informatics specialists that use computational biology and artificial intelligence using our systems approach to plant genetic data to identify key sequence differences in targets that represent potential candidates or components for our traits. This computational biology analysis can also identify multiple genes and gene edits that influence important traits. These traits include improving plants to address the increase in diseases, to manage the increased challenges of weeds, insects, and pests and to adapt to less water or increased temperatures. For many traits in our pipeline, Cibus combines computational prediction with hypothesis testing in the laboratory to explore sequence differences in potential targets (genes/loci) to iterate to a list of preferred edits to assess in crops. These discovery efforts are often performed in a variety of microbial hosts that became the basis for our business division Nucelis. Our long discovery history has enabled sequence changes in microbial assays to be correlated with precise edit performance in plants. By knowing exactly which genes or edits to those genes contribute to specific characteristics of a plant, Cibus can rapidly deploy its gene-editing capabilities to obtain plant traits to improve farmer productivity and to develop sustainable ingredients.

Finally, we were able to leverage our microbial competence from trait discovery that catalyzed the formation of Nucelis and its focus on enabling our sustainable ingredients business. This has now come full circle where vignettes driving sustainable ingredients in microbes have catalyzed cost effective crop-based opportunities.

The Benefits of using Elite Germplasm to Edit

The developed “crop platform” and associated RTDS has been applied to elite germplasm from seed company customers. Importantly, this application allowed Cibus to confirm the ability to edit complex genetic traits. In many cases, as many as eight loci have been targeted directly in elite germplasm. Cibus’ ability to perform direct editing in elite genetics allows seed company plant breeders to rapidly incorporate these new traits into commercial lines or hybrid seed. Increased speed of breeding is of paramount importance for follow on speed to market. Traditionally, trait development has been a slow process and farmers access to innovation very slow, RTDS allows Cibus’ partners to accelerate this process.

Accelerating Trait Development Increases Scale

An important challenge of trait development for Cibus’ seed company customers is to ensure traits can be added to many of their elite germplasm. This allows plant breeders to incorporate Cibus’ Productivity Traits into the often-large breeding populations at a stage that is close to full commercialization. Scaling trait development using RTDS is unique to Cibus. Once Cibus has established this process flow as a predictable, reproducible progression, the crop RTDS platform is complete and can effectively function as an automated Trait Machine, which allows for the rapid and efficient production of customizable crops with multiple stacked traits. Recently, Cibus has included automation to help scale the Trait Machine. This not only improves the scale and speed but allows Cibus to take on more seed company customers and their elite genetics. This expansion to a semi-automated Trait Machine will help to address specific needs across the agricultural value chain.

It is now clear that Cibus can provide the seed industry an end-to-end trait development Trait Machine, that will accelerate breeding timelines for the very best genetics to reach the market.

2-	DEVELOPING TRAITS – Cibus’ RTDS Technologies

Background

How we edit: A key component of its RTDS are oligonucleotides, which edit specific targeted bases within the genome by acting as a “DNA template” to guide the cell’s innate repair machinery to make specific edits to the DNA’s targeted base pairs. In some cases, Cibus combines these powerful oligonucleotides with DNA-breaking reagents, such as CRISPR-Cas9, to enhance the efficiency and precision of its RTDS.

Another key component of RTDS is Cibus’ proprietary cell culture expertise. Gene edits introduced into a single plant cell are only commercially viable if they can be cultured and regenerated into whole plants having the desired trait associated with the gene edited genotype. Cibus’ proprietary cell culture expertise enables it to regenerate and grow an entire plant with the desired traits introduced by its targeted edits.

Once Cibus has identified which genes to edit, RTDS can operate within the genome, such as through an Oligo Directed Mutagenesis (ODM) technique. The first application of ODM as a gene-editing technique in plants occurred over 20 years ago, when researchers, including Cibus’ President and Chief Operating Officer, Dr. Peter Beetham, were able to edit plant cells to become resistant to sulfonylurea herbicides. Following this breakthrough, modified plant cells were cultured and regenerated into whole plants that produced hybrid progeny with heritable and stable gene mutations for this herbicide resistance trait.

Cibus believes that it has been at the forefront of continuously improving the efficiency of gene editing and subsequent cell culture processes, which have made RTDS increasingly faster and more efficient.

RTDS Gene Editing Process—GRONs are Chemically Synthesized Directed Mutagens

Cibus’ RTDS can effect ODM using a carefully designed oligonucleotide, which Cibus refers to as the Gene Repair OligoNucleotide (GRON). The GRON is a chemically-engineered combination of DNA and modified nucleotides and other end-protective chemistries, the structure of which is carefully and purposefully designed.

Validating the non-transgenic nature of Cibus’ RTDS, the GRON is blocked from undergoing recombination (or insertion) with the plant DNA by its end-protective chemical structure. A GRON contains no biologically derived material; it is produced with an automated chemical synthesizer and purified like any other chemical mutagen. In addition, the GRON is formulated without the need for a delivery vector, which ensures that no foreign or extraneous DNA is inserted into the plant DNA. As a result of this carefully designed structure, the GRON acts as a mutagen, and RTDS can serve as a targeted mutagenesis system, rather than a transgenic process.

To effect precision gene editing, the GRON contains carefully sequenced DNA building blocks, but is specifically designed to include a mismatch in one or a few base pairs compared to the target gene’s DNA sequence. This genome sequencing and purposeful mismatch permits the GRON to act as a “DNA template” for the DNA sequence to be edited.

Mechanism of GRON Action

The GRON’s DNA template operates by using the plant DNA’s natural or inherent mismatch-repair system to effect a change.

Once inside the cell, the GRON is transported to the nucleus and based on the GRON’s sequence design, binds with the specific DNA sequence targeted for editing—a process referred to as specific hybridization. However, in connection with this pairing, the designed mismatch between the GRON and the DNA sequence ensures that there is no correspondence between the GRON and the plant genome at the specific target site. Consequently, no binding occurs at this specific site. The cell detects this mismatch and signals the cell’s natural repair system to change the gene’s sequence in order to match the GRON template. The cell uses enzymes to remove the mismatched nucleotide or nucleotides from the plant’s DNA sequence, and a new DNA sequence, which corresponds to the GRON DNA template, is resynthesized to correct the mismatch, thereby producing a continuous sequence using the cell’s own source of nucleotides.

The ability of the GRON to specifically hybridize with great affinity to its target, and its resistance to premature degradation, allows the cellular gene-repair machinery time to locate and replace, insert or delete the targeted DNA nucleotide(s) on both strands of the genomic DNA. When the DNA strands are corrected to the GRON’s DNA sequence, the GRON is degraded by the cell’s natural processes, and the gene functions under its natural control mechanisms.

Through the controlled and precise mode of action of ODM utilizing the GRON, random or excessive mutations are prevented.

ODM in Combination with Engineered Nucleases

The key to specific gene editing to truly edit genes requires the GRON. While significant and practical gene-editing frequency is possible through ODM utilizing the GRON alone, various techniques can enhance the efficiency of the GRON’s editing process. For example, Cibus’ GRON has achieved significant gene editing efficiency improvements when combined with certain engineered nucleases designed to precisely introduce controlled DNA double-strand breaks. These engineered nucleases include meganucleases, zinc finger nucleases, TAL effector nucleases (TALENs) and clustered regularly interspaced short palindromic repeats (CRISPR)-associated endonuclease Cas9 (CRISPR-Cas9). Cibus’ RTDS technologies have been significantly enhanced where its GRONs are used to reliably and precisely target DNA sequence changes close to a cut site made by such DNA-breaking reagents.

GRON Mode of Action in Combination with CRISPR-Cas9

The following diagram depicts Cibus’ RTDS process deploying the GRON in combination with a CRISPR-Cas9 DNA breaker:

A Non-Transgenic Process and Product

Until the advent of Cibus’ RTDS technologies, the preponderance of commercial plant traits derived from biotechnology was based on transgenic products and processes. RTDS introduces a commercially viable, non-transgenic alternative.

The mode of action of ODM utilizing the GRON does not incorporate extra genes into the plant genome. Rather, the GRON functions only as a DNA template, guiding the plant to effect a change to its DNA with its own natural mechanisms. This is central to the design and structuring of the GRON, which uses end-protective chemical structures to prevent recombination with the plant’s DNA. Moreover, GRONs contain no biologically derived material—they are produced with an automated chemical synthesizer and purified like any other chemical agent. As a result, the GRON operates solely as a traditional mutagen. Because the GRON is fully degraded by the cell’s natural processes, the final trait products of Cibus’ RTDS are indistinguishable from those that could occur in nature.

In addition, the GRON does not require a delivery vector, which ensures that no foreign or extraneous DNA is inserted into the plant cell as part of the RTDS process. This enables the RTDS process to serve as a targeted mutagenesis system, rather than a transgenic process.

The Uniqueness of Cibus Trait Machine Technology

•	Cibus believes its Trait Machine is unique in the following ways:

•

It materially changes the scale and speed of trait development by changing the speed to precisely edit a specific trait in a plant. In so doing, it changes speed and scale with which a breeder can optimize the genetics associated with a specific trait.

•

It materially changes the scale and speed at which traits can be commercialized because it edits directly into a customer elite germplasm and is able to edit and transfer back a customer’s entire crop product line that is market ready in a timebound, reproducible and predictable manner.

It is able to do this because:

•	It moves from single cell to regenerated whole plant possessing desired traits more quickly and efficiently than other comparable technologies;

•	It uses elite genetic parental lines as the starting material for the gene-editing process, making trait development and trait stacking more efficient;

•	It is standardized, precise, reproducible and automated, making trait development customizable and trait stacking efficient and rapid;

•	It is scalable using newly acquired robotics and has been largely automated to further accelerate the trait development process; and

•	It is non-transgenic, making it cost and speed advantaged in the growing number of markets where it is not subject to heightened GMO regulation.

3-	TRAIT AND GENETIC SEQUENCE LICENSING

Cibus’ business is the development and licensing of intellectual property associated with plant traits or genetic characteristics in plants. Its products and initiatives can be divided into three groups.

•

Productivity Traits: For its Productivity Trait business, Cibus’ goal is to have its Trait Machine platform operational for all five major crops and to have separate trait development and licensing efforts for each of the five crops.

•	Low Carbon Ingredients: For its Low Carbon Ingredient Business, Cibus’ goal is to have a series of contracts with major global corporations to develop specific products for their specific needs.

•

Other Initiatives: In crops other than the five majors, Cibus’ goal is to build Trait Machine platforms in partnership with leading seed companies to address specific Productivity Trait or end product initiatives.

In each area above, Cibus’ product is the intellectual property associated with the specific trait or end product for which Cibus would generate a specific annual royalty or royalty-like payment.

Below is a summary of Cibus current efforts for Productivity Traits in the five major crops. In our current pipeline of six traits, four of the six traits are multi-crop traits. These are reflected below.

Trait Product Pipeline: By Crop

• Canola

Canola was the first crop for which Cibus successfully implemented its Trait Machine/RTDS breeding platform. As a result, Canola is the first crop for which Cibus has built an integrated family of Productivity Traits for a single crop platform—pod shatter reduction (PSR), herbicide tolerance, disease resistance and nitrogen use efficiency.

Cibus’ lead trait is its pod shatter reduction trait (PSR), which is Cibus’ first developed trait, meaning it has been gene edited in customers’ elite germplasm, has been confirmed in greenhouse trials and has been validated though field trials and was transferred to its first customers in the first quarter of 2023.

In addition to PSR, Cibus has three traits in advanced stages of development meaning that the editing process is underway with known edit targets. These traits include a trait for Sclerotinia (white mold disease) resistance, a trait for a nutrient use efficiency trait and an herbicide tolerance trait. All three of these traits are multi-crop traits meaning that they have applicability in other crops.

• Rice

Rice is the second crop for which Cibus has successfully implemented a Trait Machine/RTDS breeding platform. In addition, like PSR in Canola, Cibus has two fully developed herbicide tolerance traits in Rice meaning they have been gene edited in a customer’s elite germplasm, have been confirmed in greenhouse trials and have been validated though field trials. In the first quarter of 2023, Cibus made its first transfer of both of its herbicide tolerance traits Nutrien for commercial development.

• Soybean, Wheat and Corn

Cibus is also developing crop specific Trait Machine/RTDS platforms for Soybean, Wheat and Corn. Cibus expects to have the Trait Machine operational for Soybean in 2023, Wheat in 2024 and Corn in 2025. In each case, Cibus has multi-crop traits that are being developed in Canola and Rice that are applicable to these crops. Cibus believes that the initial traits commercialized in these crops will be the initial multi-crop traits from Canola and Rice. We believe that we have demand for specific traits in each crop.

As the Soybean platform is completed in 2023, it will be part of the initial operations of the Trait Machine Facility. Two of the advanced traits: one for Sclerotinia resistance and one for a new herbicide; are expected to be the initial traits for the Soybean platform.

Importantly, Cibus expects to have operational crop specific Trait Machine platforms in each of the five major crops by 2025. Once all five platforms are operational, it will be possible to develop and commercialize any trait contemporaneously in any or all of the five crops. This will accelerate the trait commercialization of our current pipeline. It will also materially accelerate the development and commercialization of any new trait Cibus develops.

This is what we mean when we say that our Trait Machine technology platform materially changes the scale and speed of trait development and commercialization. From a development perspective, it changes the speed with which new trait ideas can be implemented and tested. From a commercialization platform it speeds commercialization two different ways. On one side, edits are made directly in a customer’s elite germplasm. On the other side, any given trait can be launched globally contemporaneously across each major crop.

• NUCELIS—Applications of Cibus’ Technology in Microorganisms developed for Fermentation

Cibus launched its subsidiary, Nucelis, to deploy its RTDS technologies to develop low carbon and non-GMO ingredients. These are critically important areas of need. Developing this new generation of ingredients can be done in both plants and microorganisms such as yeast and bacteria.

In addition to Cibus’ core strength in plant gene editing, Nucelis has developed important gene editing strengths in microorganisms. Specifically, Cibus is applying RTDS, together with its advanced fermentation capabilities and downstream purification processes, for the efficient development of innovative traits in microorganisms, such as yeast, bacteria and algae, to produce high-value, sustainably sourced specialty ingredients for the personal care, nutrition and flavor and fragrance industries.

Nucelis’ Accelerated Strain Advancement Platform (ASAP™) is a powerful specialty ingredient development platform that combines the precision of RTDS with two pillars of Nucelis’ business: its advanced fermentation and pilot scale facilities and its proprietary downstream purification processes. Through this combination, Nucelis has positioned itself as a leader in the efficient development and delivery of high-value, performance-focused, non-transgenic specialty ingredients for partners in the nutrition, personal care, flavor and fragrance markets, and for future applications in Ag biologicals, active pharmaceutical ingredients (API’s), human health and animal health.

Through its ASAP platform, Cibus has developed and produced two high-value nutritional products— ergosterol and vitamin D2. Nucelis’ first product, ergosterol, is the key intermediate in the production of vitamin D2, which serves as a supplement to prevent and treat vitamin D deficiency.

Nucelis oversees both the plant-based and microorganism-based solutions for low-carbon ingredients.

4-	INTELLECTUAL PROPERTY

Cibus is an innovator in precision gene editing. Cibus relies on a combination of patent, trademark, copyright, and trade secret laws in the United States and other jurisdictions to protect its intellectual property rights. No single patent or trademark is material to its business.

Its proprietary technologies and trait product candidates are protected by more than 400 patents and patent applications worldwide across 17 patent families. The scope of such intellectual property protection depends on the laws of the local jurisdiction, which, in some jurisdictions, may provide less protection than the laws of the United States. Moreover, the duration of protection varies between different types of intellectual property rights. For instance, in the United States patents generally remain in force for 20 years from the filing of the patent application. Cibus’ issued patents are expected to expire between 2037 and 2039. Cibus holds key patents and patent applications with respect to RTDS gene-editing methods, its PSR trait, applications of its RTDS technologies, and products of its RTDS technologies. Cibus believes its patent portfolio provides Cibus with a significant competitive advantage and creates a barrier to entry for potential competitors. In addition, as of January 2023, Cibus owns more than 40 trademark registrations and applications related to its products, product candidates, processes, and technologies. Cibus anticipates it will apply for additional patents and trademark registrations in the future as it develops new products, product candidates, processes, and technologies.

Cibus also relies on trade secrets to develop and maintain its proprietary position and protect aspects of its business that are not amenable to, or that Cibus does not consider appropriate for, patent protection. Cibus seeks to protect its proprietary technologies, in part, through confidentiality agreements with its employees, consultants, scientific advisors, contractors and others with access to its proprietary information. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that its trade secrets will not otherwise become known or be independently discovered by its competitors.

In addition to its own intellectual property, Cibus has also entered into licensing arrangements pursuant to which Cibus licenses third-party technologies and intellectual property. These are typically non-exclusive contracts for developing traits in plants.

5-	GOVERNMENT REGULATIONS AND PRODUCT APPROVAL

Overview

Cibus plans to license its products globally into its key target agricultural markets, including the United States and Canada. Each country or region has sets of regulations that govern the use of gene editing technologies in plants. The regulations for gene edited products varies from country to country. Because of the use of transgenes and the integration of foreign DNA in GMO technologies, there are very severe regulations in many countries, ranging from outright bans to specific controls regarding the use of GMO technology. In light technological advances since the development of GMO technologies, there has been tremendous effort globally to develop separate regulations for gene editing technologies that did not integrate transgenes or foreign DNA. These efforts are focused on technologies whose genetic changes are similar to genetic changes from conventional breeding. Accordingly, there are global efforts seeking to regulate technologies that meet this standard in the same manner as the products of mutagenesis and traditional breeding. While Cibus views the overall regulatory trajectory positively, regulatory change has encountered headwinds, including organized and vocal opponents of modifying existing, restrictive regulatory frameworks.

In many countries in North America and South America, there are new regulations in place. Specifically, in these markets, the first product outcomes of Cibus’ RTDS technologies have determined to be non-transgenic and, consequently, products developed using RTDS technologies will be regulated in the same manner as the products of mutagenesis and traditional breeding. In other markets, there are processes in various stages of advancement. In the UK, for example, an Act of Parliament was passed in March 2023. The EU has been under engaged in a multi-year regulatory process. It is expected that the European Commission will produce a proposal for new EU legislation in the second quarter of 2023.

Below is a map graphically showing this trend. For the major markets: the United States, South American and Europe we have a provided detailed overview of the process that has taken place or is in progress.

United States

In the United States, the United States Department of Agriculture (“USDA”), the Food and Drug Administration (“FDA”) and the Environmental Protection Agency (“EPA”) have a coordinated framework to regulate the application of biotechnology to agriculture through a system of environmental (and food) laws and regulations.

The United States is deemed a self-regulatory jurisdiction, wherein it is the industry’s responsibility to comport with applicable rules in the first instance, subject to appropriate regulatory oversight by government agencies. Currently, transgenic technologies used in agriculture are overseen by the USDA’s Animal & Plant Health Inspection Service (“APHIS”). Under the Plant Protection Act (“PPA”), the USDA requires anyone who wishes to import, transport interstate, or plant a “regulated article” to apply for a permit or notify APHIS that the introduction will be made. Regulated articles are defined as any organism which has been altered or produced through genetic engineering which APHIS determines is a plant pest or has reason to believe is a plant pest.

Cibus’ RTDS technologies do not involve insertion or integration of foreign genetic material into plant DNA but result in site-specific mutations identical to those occurring in nature. The final product does not contain foreign genetic material. Consequently, both process and product are non-transgenic. Under a legacy rule, developers could submit a petition to APHIS requesting an agency determination that a developed plant is unlikely to pose a plant pest risk, and therefore, is not a “regulated article” and is not subject to APHIS’ biotechnology regulations. If, upon the completion of the review, APHIS granted the petition, the product would no longer be deemed a “regulated article” and the petitioner could commercialize the product, subject to any conditions set forth in the decision. Through this process, in 2004, APHIS informed Cibus in writing that products developed using its RTDS (specifically where Cibus used the GRON in an early version of its technologies under the RTDS umbrella) are not subject to regulation under the PPA. Therefore, it was not necessary under USDA and APHIS regulations to file a notification to conduct a field trial or seek permission to commercialize a product created using those technologies.

Cibus has continued to work closely with the USDA and the coordinated framework to ensure the compliance of more recent technologies developed as part of RTDS. Prior to August 2020, the USDA utilized a process known as AIR (“Am I Regulated?”), which was used by many companies to help evaluate the novel breeding technologies under the broad umbrella of gene editing. In 2018, Cibus had favorable letters for 14 AIRs filed with this agency for multiple modes of action associated with its traits.

On March 28, 2018, U.S. Secretary of Agriculture Sonny Perdue issued a statement providing clarification on the USDA oversight of plants produced through innovative new breeding techniques including gene editing. The statement confirmed that under its biotechnology regulations, USDA does not regulate and had no plans to regulate plants produced by gene editing that could otherwise have been developed through traditional breeding techniques as long as they are not plant pests or developed using plant pests.

The AIR process was discontinued on June 17, 2020, and was replaced with the Sustainable, Ecological, Consistent, Uniform, Responsible, Efficient (SECURE) Rule beginning on August 17, 2020. Under the revised regulations, certain categories of modified plants are exempt from regulations because they could otherwise have been developed through conventional breeding techniques and thus are unlikely to pose an increased plant pest risk compared to conventionally bred plants. These exemptions apply only to plants. In addition, plants that have a plant-trait-mode of action combination that is the same as in a plant that has been determined by APHIS to be unlikely to pose a plant pest risk and therefore to be not regulated, are exempt from the regulations. Under the SECURE rule, developers can request a confirmation from APHIS that a modified plant qualifies for an exemption and is not subject to the regulations. APHIS provides a written response within 120 days of receiving a sufficiently detailed request.

For modified plants that do not qualify for exemption based of the pre-specified criteria, developers can seek a Regulatory Status Review (RSR) whereby APHIS evaluates whether the plant requires oversight based on the characteristics of the plant itself. If the plant is found to be unlikely to pose a plant pest risk, APHIS will determine the plant non-regulated.

Cibus continues to work with the USDA with pipeline products qualifying for exemption and those with multiple edits that may need to be assessed through the SECURE rule’s RSR.

There can be no guarantee that the governing regulations will not change further. Government regulations, regulatory systems, and the politics that influence them vary widely among jurisdictions. Historically, changes to the U.S. regulatory paradigm for these technologies have been infrequent, are typically preceded by notice, and are often subject to public comment.

Further, some of Cibus’ future products may be subject to FDA food product regulations or EPA environmental impact regulations. The FDA primarily derives its regulatory power from the Federal Food, Drug, and Cosmetic Act (“FDCA”), which has been amended over time by several subsequent laws. To support its oversight responsibilities, the FDA employs a dedicated inspectorate to conduct inspections and collect and analyze product samples.

The FDA regulates ingredients, packaging, and labeling of foods, including nutrition and health claims and the nutrition facts panel. Foods are typically not subject to premarket review and approval requirements, with limited exceptions. Under Section 409 of the FDCA, any substance that is reasonably expected to become a component of food is considered a “food additive” that is subject to premarket approval by the FDA, unless the substance is generally recognized as safe, or GRAS. Companies are responsible for making an initial determination of whether a food substance falls under an existing food additive regulation, requires a new food additive petition, or is GRAS. In order for a substance to be GRAS, there must be a consensus among qualified experts on the safety of the substance under the conditions of its intended use. A company may market a new food ingredient based on its self-affirmed determination that the substance is GRAS; however, the FDA can disagree and take enforcement action. Developers routinely consult with the FDA prior to marketing and, in most cases, foods derived from modified plant varieties are not subject to premarket review and approval processes.

The FDA’s thinking on the use of genome editing techniques to produce new plant varieties that are used for human or animal food continues to evolve. In January 2017 the FDA announced a request for comment (“RFC”) seeking public input to help inform its thinking about human and animal foods derived from new plant varieties produced using genome editing techniques. Among other things, the RFC asked for data and information in response to questions about the safety of foods from gene-edited plants, such as whether categories of gene-edited plants present food safety risks different from other plants produced through traditional plant breeding. On December 19, 2022, the White House Office of Science and Technology Policy (OSTP), in coordination with the FDA, EPA, and USDA, announced a request for information related to the Coordinated Framework for the Regulation of Biotechnology. This action requests relevant data and information to help identify regulatory ambiguities, gaps, inefficiencies, or uncertainties in the Coordinated Framework for the Regulation of Biotechnology.

If the FDA enacts new regulations or policies with respect to gene-edited plants, such policies could result in additional compliance costs and/or delay the commercialization of Cibus’ product candidates.

In addition, it is also possible that some products, into which Cibus introduces novel herbicide tolerances, will be subject to EPA regulation. If the specific novel trait is deemed to be a possible pest or the novel herbicide is part of a new registration, the EPA will regulate the distribution, sale or use. The Biopesticides and Pollution Prevention Division of the office of Pesticide Programs under the Federal Insecticide, Fungicide, and Rodenticide Act administers such regulatory oversight. This evaluation will determine the reasonable certainty that no harm from pesticide residues occurs in food and feed. Exemptions and tolerances are set by the FDCA. In addition, the EPA has the authority on reporting and testing requirements for herbicides and food provided by the Toxic Substances Control Act.

Canada

In Canada, the sale of new plant traits, or foods derived from genetically modified plants, is initially regulated through a pre-market notification requirement. Canada considers these to be “novel foods.” Health Canada (“HC”) is responsible for ensuring that all foods, including those derived from biotechnology, are safe prior to their entering the Canadian food system. HC uses a pre-market notification system to conduct a thorough safety assessment of all biotechnology-derived foods to determine that a novel food is safe and nutritious before allowing it in Canada. The Canadian Food Inspection Agency (“CFIA”) is responsible for regulating the environmental release of plants with novel traits (“PNTs”). The CFIA reviews and inspects PNTs. PNTs, defined in the Seeds Regulations, are (i) plants into which a trait or traits have been intentionally introduced and (ii) where the trait is new in Canada and has the potential to impact the environment.

Approval of a PNT or a novel food product does not take into account the method with which such product was produced. Rather, Canada employs a product-based (as opposed to a process-based) approach to its regulatory practice. Therefore, crops developed through Cibus’ RTDS technologies are evaluated in the same manner as crops developed through other breeding methods, whether Cibus derived products through conventional or modern forms of mutagenesis. Additionally, the CFIA operates a Remutation Policy whereby plants containing the same mutation as a previously authorized plant of the same species are included in the authorization of the original PNT and are subject to the same conditions.

In recent years, Health Canada and CFIA have been working on new guidance to ensure the Novel Food Regulations are clearer, more predictable and more transparent regarding products of plant breeding, including those developed using gene editing techniques. In July 2022, Health Canada published a scientific opinion regarding the regulation of gene-edited plant products within the context of the Novel Food Regulations. This opinion helped to inform the development of the Department’s new Health Canada Guidance on the Novelty Interpretation of Products of Plant Breeding. The Guidance provides criteria that need to be met in order for food products derived from gene edited varieties to be determined as ‘not novel’ and so fall outside the scope of the Novel Food. Guidance documents from CFIA are in production.

Canola, as one of Canada’s major field crops, is subject to variety registration. The variety registration is a regulatory requirement of the Seeds Act and like PNTs, is administered by the CFIA. Generally, variety registration is a two-year process in which potential new varieties (hybrids) are grown during the normal season at a defined number of suitable locations. In the first year, data is privately generated and in the second year, the Western Canada Canola/Rapeseed Recommending Committee (“WCC/RRC”) manages public trials of potential new varieties. At the end of each season, the collected data is compared to a set of reference varieties. In order for the WCC/RRC to recommend to CFIA that new hybrids be registered, candidates must meet or exceed a defined set of criteria for grain quality (composition) and disease resistance. The criteria include oil and protein content and a maximum level of saturated fat, erucic acid and glucosinolates in the meal. Since Canada exports 90% of its Canola grain, oil and meal, to be registered for sale, hybrids including traits are cleared for export trade. Finally, to sell a registered hybrid, it must also meet hybridity standards.

The United Kingdom

In March 2023, an Act of Parliament (the Genetic Technology (Precision Breeding) Act 2023) was passed into law in the United Kingdom. This Act, which remove plants produced using modern biotechnologies and the food and feed derived from them from GMO regulations if those organisms could have occurred naturally or been produced by conventional methods, will enable the development and marketing of gene edited crops in England.

The Act creates a science-based and streamlined regulatory system for gene edited or ‘precision bred’ crops, which have been developed with targeted genetic changes that could have arisen through traditional breeding or other natural processes. In addition, the Act includes provisions to:

•	Introduce two mandatory notification systems for precision bred organisms, one for non-marketing purposes (research and development) and one for marketing purposes;

•	Create a duty on the Secretary of State to create and maintain a new public register of notified information. The register is to be kept in electronic form and accessible on the UK government website;

•

Grant powers to create a new regulatory framework for food and feed derived from precision-bred organisms, ensuring that appropriate regulation is in place before placing these products on the market. This framework will include a procedure for making precision bred food and feed marketing authorizations including a new proportionate risk assessment. The framework will also set out the requirements to be satisfied before the Secretary of State could issue a food and feed marketing authorization;

•

Grant powers for the Food Standards Agency (FSA) to establish, publish and update a public register for precision-bred organisms authorized for food and feed use. An entry on this register would indicate that the Secretary of State has made a determination to authorize the precision-bred organism, and products derived from it to enter the market for food and feed uses based on the recommendation of the FSA; and

•	Grant powers to create an inspection and enforcement regime, including civil sanctions, in order to secure compliance with the obligations under the Act.

The passing of the Act aligns England’s regulatory path for gene editing technologies with other countries that have passed new regulations that regulate traits from Cibus’ gene editing platform on a similar basis as traits developed using conventional breeding technologies.

The Act as a major accomplishment of DEFRA (UK’s Department of Environment, Food and Rural Affairs) in its efforts to unlock modern breeding technologies to improve food security, reduce pesticide use, and enhance climate-resilience in crops. DEFRA has been commended for enabling the agriculture industry in England to realize the benefits of gene editing to improve farming productivity and sustainability. In addition to the introduction of the Act enabling the commercialization of gene edited crops, DEFRA previously introduced legislation (The Genetically Modified Organisms (Deliberate Release)(Amendment)(England) Regulations 2022) to simplify research and development with gene edited crops. These regulations simplify the approval process for researchers to take crops to field trials to develop crops better able to withstand the changing environment and reduce inputs such as fertilizers, fungicides, herbicides and pesticides. Productivity Traits such as these are the primary target of Cibus’ gene editing efforts.

European Union

The European Commission has stated its intent to produce a proposal for new EU legislation in this field in the second quarter of 2023. Its intent in this process is to consider legislation that would enable gene editing to be regulated similar to conventional breeding. The language to be released in the second quarter of 2023 is expected to be the text of the legislative proposal. If and to the extent that such proposal is ultimately published, it will likely have to follow the ordinary legislative procedure, which means that approval by the European Council and the European Parliament will be necessary in order for European law to be amended and potentially enable the use of the targeted NGTs.

The background of EU regulation is primarily based on EU Directive 2001/18/EC. The Directive defines GMOs broadly as “organism[s], with the exception of human beings, in which the genetic material has been altered in a way that does not occur naturally by mating and/or natural recombination.” Food that contains, consists of, or is produced from GMOs is referred to as genetically modified food. In the EU, GMOs or genetically modified food or feed products can only be sold in the market once they have been properly authorized. Any genetically modified micro-organisms that are for contained use are regulated under a different directive, EU Directive 2009/41/EC.

The procedures for the evaluation and authorization of GMOs or genetically modified food or feed products are established by Regulation (EC) 1829/2003 on genetically modified food and feed and Directive 2001/18/EC on the release of GMOs into the environment. An application for authorization must be submitted under Directive 2001/18/EC if a company seeks to release GMOs for experimental purposes (e.g., field tests) and/or to sell GMOs, as such or in products, in the market (e.g., cultivation, importation or processing). In turn, an application for authorization must be submitted under Regulation (EC) 1829/2003 if a company seeks to sell GMOs in the market for food and feed use and/or food and feed products containing or produced from GMOs. At the national level, EU member states have the ability to restrict or prohibit GMO cultivation in their territories by invoking grounds such as environmental or agricultural policy objectives, town and country-planning, land use, coexistence, socio-economic impacts or public policy.

In addition, Directive 2001/18/EC, Regulation (EC) 1829/2003 and Regulation (EC) 1830/2003 establish specific labeling and traceability requirements for GMOs and products that contain or are produced from GMOs. Finally, Directives 2002/53/EC and 2002/55/EC require genetically modified varieties to be authorized in accordance with Directive 2001/18/EC and/or Regulation (EC) 1829/2003, as applicable, before they can be included in a “Common Catalogue of Varieties,” which would permit the seeds of such genetically modified varieties to be marketed in the EU.

In the EU, one of Cibus’ RTDS technologies is well known as ODM. In the period between 2011 and 2015, Cibus requested guidance from EU competent authorities in Germany, Sweden, the UK, Ireland, Finland and Spain to determine the requirements in order to conduct field trials with oilseed rape lines developed using ODM technology. These competent authorities issued opinions that the line could be excluded from Directive

2001/18/EC and be tested in field trials like any other new variety. These opinions were consistent with submissions to the European Court of Justice (“ECJ”) Case 528/16 made by, amongst others, the European Commission. The opinions were also consistent with the non-binding opinion of the Advocate-General in the same case. However, the final ruling, issued on July 25, 2018, concluded that organisms obtained by modern mutagenesis plant breeding techniques, including ODM technologies, are GMOs and fall, in principle, under Directive 2001/18/EC and are subject to the obligations established in such directive, including the stringent pre-market authorization and associated environmental risk assessment requirements. The ECJ found further that varieties obtained by modern forms of mutagenesis are genetically modified varieties covered by Directive 2002/53/EC, and are therefore subject to the obligations of such directive. The ECJ clarified that only mutagenesis techniques which have been used in a number of applications and have a long safety record can be exempted from these requirements, although EU member states remain free to subject even such exempted organisms to the obligations under Directive 2001/18/EC, or to other obligations.

As a result of the ECJ ruling, the authorities of EU member states were required to treat organisms obtained by new techniques of directed mutagenesis, including those utilized in substantially all of the product candidates in Cibus’ current pipeline, as GMOs. Such organisms are therefore still subject to the pre-market assessments and authorization procedures derived from Directive 2001/18/EC or, if applicable, Regulation (EC) 1829/2003, as well as to the labeling and traceability requirements applicable to GMOs.

On November 8, 2019, in light of the ECJ Case C-528/16, the Council of the European Union asked the European Commission to submit, by April 30, 2021, a study regarding the status of new genomic techniques under EU law. The Council asked that, if appropriate in view of the outcomes of the study, the Commission should also submit a proposal for new legislation. In the report, the Commission concluded that there were strong indications that EU GMO legislation was not fit for purpose for some New Genomic Techniques (NGTs) and their products, and that it needed adaptation to science-based and technological progress. The Commission then announced the initiation of a policy action for new legislation aimed at providing a proportionate regulatory oversight for plants derived from targeted mutagenesis and cisgenesis. The Commission stated that the policy should allow reaping benefits from innovation by enabling safe NGT products to contribute to the sustainability and resilience of the EU agri-food system.

Other Jurisdictions with Established Procedures Applicable to New Plant Breeding Techniques

Argentina

The Argentinian authority, CONABIA, is responsible for the regulation of GMOs under Resolution 763/11, which provides an overall regulatory framework, and Resolution 701/11, which provides specific procedures for plant GMOs, including field trials and commercial release.

In 2015, CONABIA introduced Resolution 173/15, which provides procedures to establish if a crop obtained with the aid of new plant breeding techniques is a GMO as defined under Resolution 763/11. The analysis is case-by-case and can provide a preliminary answer in the design stage of a new product.

In 2018, CONABIA reviewed a Cibus Canola line developed using ODM technology within the RTDS and concluded that it was not a GMO as defined by Resolution 763/11.

Brazil

The Brazilian authority, CTNBio, is responsible for the regulation of GMOs under Law No. 11.105 of 2005, which provides for safety norms and inspection mechanisms for activities with GMOs and their by-products.

In 2018, CTNBio introduced Normative Resolution No 16, which provides procedures to establish if a crop obtained with the aid of new plant breeding techniques is a GMO as defined under Law No. 11.105 of 2005. The analysis is case-by-case with the primary determining factor for non-GMO status being the absence of recombinant DNA/RNA in the product.

Chile

The Chilean authority, SAG, is responsible for the regulation of GMOs under Resolution No 1523/2001, which controls the entry and introduction to the environment of Living Modified Organisms.

In 2017, SAG issued a statement indicating that scientific advances had allowed the development of a new generation of biotechnological techniques of plant breeding other than transgenic, and as a result, SAG considers it necessary to solve case by case if the material of propagation developed by any of these techniques is found within or out of the scope of Resolution No. 1523/2001.

SAG has provided procedures to establish if a crop product obtained with the aid of new plant breeding techniques is a GMO as defined under Resolution No 1523/2001. SAG will evaluate the background information presented on the technique and will verify if the crop product in question possesses a new combination of genetic material. Thereafter, SAG will pronounce by resolution, if the crop product is within or out of the scope of Resolution No. 1523/2001.

For these purposes, a new combination of genetic material will be understood as a stable insertion of one or more genes or DNA sequences encoding proteins, interfering RNA, double stranded RNA, signaling peptides or regulatory sequences.

In 2019, SAG reviewed a Cibus Canola line developed using ODM technology and site directed nuclease within the RTDS and concluded that it was not a GMO and was outside the scope Resolution No. 1523/2001.

6-	COMPETITION

The market for agricultural Productivity Traits is highly competitive, and Cibus faces significant competition.

The development of Productivity Traits are the primary target of plant breeding programs and a key basis of competition in the “seed and trait” business. These technologies underpin the expected performance of a given seed and are the primary basis for competition in the seed business. These technologies are generally developed internally by seed companies, but they are often bought or licensed from third parties such as other seed companies, the many academic institutions that have large programs or independent trait developers. The most likely competitors are likely to come from a relatively small number of major global agricultural chemical companies, including BASF, Bayer, Corteva AgriScience and Syngenta, smaller biotechnology research companies and institutions, including Arcadia Biosciences, Benson Hill Biosystems, Inari Agriculture, KeyGene, Pairwise Plants, Precision BioSciences now Elo Life Systems Yield10 and academic institutions. Our major competitors in some instances also be our customers Many of the companies above license out traits they have developed but sometimes they retain the rights for both competitive reasons and technical reasons.

Many of Cibus’ current or potential competitors, either alone or with their research and development or collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, testing and marketing approved products than Cibus does. Smaller or early-stage companies may also prove to be significant competitors, particularly through research and development and collaborative arrangements with large and established companies. These competitors also compete with Cibus in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, Cibus’ programs.

Patents and proprietary technologies are important competitive barriers to competition. In addition to patents that may exist on technology to develop traits, virtually all of the leading traits that are licensed or sublicensed from 3rd parties have specific intellectual property on the trait itself. Cibus expects to have patents and proprietary technology associated with its traits. For example, Cibus was issued a patent in 2022 for its lead trait: pod shatter reduction in Canola. With patents, it is still possible for competition to develop the trait in other ways such as conventional breeding but gene editing patents should provide strong competitive barriers to other gene edited traits for the same genetic characteristics.

Cibus’ Competitive Strengths

Cibus believes that it is strategically well-positioned to develop innovative traits and products with high-value commercial applications. Cibus’ RTDS technology platform and the Trait Machine provide a significant competitive advantage in development and commercialization of new traits.

Cibus believes that all of Cibus’ traits are going to be treated as gene edited meaning that that are developed without integrating foreign DNA in the process or the product. This designation that our traits are not being regulated as GMO in many jurisdictions is an important competitive factor. The non-transgenic categorization of Cibus’ trait products in these key target markets provide Cibus with significant advantages. All six traits in Cibus’ traits have been determined not to be regulated articles through the USDA’s “Am I Regulated” process, which was replaced with the SECURE Rule’s confirmation process. Numerous regulatory agencies in the Americas, including the United States, Canada and Argentina, have confirmed that Cibus’ RTDS-developed trait products are non-transgenic and are not subject to heightened GMO regulation in these markets. In addition, Cibus is able to bring its products to market quickly and at a low cost, in part because its products are not subject to the time-consuming regulatory hurdles that apply to transgenic products.

The Trait Machine materially accelerates the time and ability to develop new traits. Time to develop and time to commercialize traits are important competitive factors. The ability of Cibus to collaborate with seed companies and edit directly into a customer’s germplasm accelerates time to launch and established need and commercial viability of each trait Cibus develops.

Cibus has a pipeline of six traits. Cibus believes that these traits are novel traits for which competition for these genetic charactersistic from gene editing will be limited. Cibus has selected its initial trait based on customer demand and the competitive position for each trait once developed. Once traits are developed and intellectual property has been developed around the trait, competition for traits has historically been limited.

Proprietary RTDS technologies and The Trait Machine provide the ability to stack traits and develop customized seed products quickly and efficiently. Cibus’ patent-protected RTDS can deliver multiple desirable traits within the same plant without the integration of foreign genetic material. Cibus has developed cell culture technologies that enable it to design and transfer a plant in the greenhouse with desirable traits within just a few months. Through RTDS, Cibus has established a predictable, reproducible and scalable process whereby it can develop customized plant products with multiple desirable traits specifically chosen to meet needs across the agricultural value chain. This process has been developed into the industry’s first standardized, semi-automated end-to-end gene editing facility—The Trait Machine. As a result, Cibus can use The Trait Machine to offer differentiated products that stack multiple, desirable traits in plants. With RTDS, Cibus is developing a trait portfolio across major crops that addresses significant market opportunities. Cibus has already establihed an RTDS technology platform for trait development in Canola and Rice. It expects to complete the development of its Soybean RTDS platforms by the end of 2023, Wheat by 2024 and its Corn RTDS platform by 2025.

Capital-efficient and highly scalable business model. Cibus has a capital-efficient, low-cost and highly-scalable business model. Its trait licensing strategy is based on Cibus’ core strengths in research and development and trait development. Cibus will continue to focus on advancing its gene-editing technologies toward developing plant traits for desired characteristics and intends to largely partner and license its traits to leading seed companies who will manage plant breeding and commercialization. Focusing on trait development while leveraging Cibus’ licensing partners’ breeding and commercialization expertise, market presence and geographic reach will reduce Cibus’ expenses and allow Cibus to pursue diversified growth across crop and trait platforms.

Recognized as non-transgenic in key target markets due to Cibus’ unique process and products. Numerous regulatory agencies in the Americas, including the United States, Canada and Argentina, have confirmed that Cibus’ RTDS-developed trait products are non-transgenic and are not subject to heightened GMO regulation in these markets. The non-transgenic categorization of Cibus’ trait products in these key target markets provide Cibus with significant advantages. In particular, Cibus is able to bring its products to market quickly and at a low cost, in part because its products are not subject to the time-consuming regulatory hurdles that apply to transgenic products.

Premier management team with broad expertise. Cibus’ management and senior leadership team has more than 300 years of cumulative industry experience and brings broad knowledge across key areas of its business, including research and development, product marketing, patent royalty management and regulatory compliance and oversight. Cibus’ Chief Executive Officer and Chairman, Rory Riggs, its President and Chief Operating Officer, Dr. Peter Beetham, and its Chief Scientific Officer and Executive Vice President, Dr. Greg Gocal, are founding members of the management team and each played a key role in developing Cibus’ business. Cibus’ leadership has a significant track record of scientific breakthroughs, including the development of RTDS, and product development at prestigious academic and research institutions and well-known agri-business companies.

7-	EMPLOYEES AND HUMAN CAPITAL RESOURCES

As of December 31, 2022, Cibus had 189 full-time employees, including a total of 26 employees with Ph.D. degrees. Of these full-time employees, approximately 143 employees are engaged in research and development, including trait development and production. None of Cibus’ employees are represented by a labor union or collective bargaining agreement. We consider our relationship with our employees to be good.

Cibus views its employees as among its most valuable assets. Its ability to hire and retain highly skilled professionals remains a key element to its success in developing and licensing novel Productivity Traits and high-value, low-carbon ingredients. Cibus’ human capital objectives are focused on identifying, recruiting, retaining, incentivizing and integrating its existing and newly hired employees. We strive to be equitable and inclusive. Cibus designs its compensation and benefit programs to help meet the needs of its employees, focusing on programs that promote well-being across all aspects of their lives, including healthcare, retirement planning and paid time off. Cibus pays its employees competitively in line with Cibus’ compensation philosophy, which includes paying employees at a rate consistent with an employee’s position, knowledge and skills. Cibus’ use of equity incentive compensation is designed to attract, retain and motivate its employees, consultants and directors through the granting of equity-based compensation awards.

Cibus also strive to make the company an inclusive, safe and healthy workplace, with opportunities for each of its employees to grow and develop in their careers. Additionally, Cibus promotes opportunities for employees of all backgrounds and seeks to actively support, promote and maintain a culture that fosters inclusion and diversity with respect to age, disability, gender identity or expression, ethnicity, military veteran status, national origin, race, religion, sexual orientation, and other backgrounds and experiences. We have a highly matrixed team that fosters diversity in ideas and background with 40% holding advanced degrees and approximately half who are women. We are committed to continuing to improve representation and diversity, while fostering a welcoming environment where everyone belongs.

Our dynamic culture has been developed over time by teams of employees who represent six major components of engagement:

•	Team Building

•	Diversity, Equity & Inclusion

•	Communications

•	Wellness

•	Social Events

•	Safety Action

These components are important threads which weave through our culture and encourage involvement and empowerment, while providing everyone with the ability to positively influence the work environment.

8-	RESEARCH AND DEVELOPMENT

Cibus’ research and development is involved in multiple aspects of platform and trait development. It is involved in building the crop-specific single cell platforms that are integral to the Trait Machine. In addition, they are integral to the development and implementation of the RTDS and ODM gene editing technologies and the development building and implementation of the crop-specific Trait Machine platforms. The team has technical expertise in genomics, genome engineering, molecular biology, biochemistry, genetics and genetic engineering, cell biology, plant physiology, plant breeding, strain engineering and fermentation. Cibus’ research and development activities are conducted principally at its San Diego, California facilities. Cibus has made, and will continue to make, substantial investments in research and development. Its research and development expenses were $33.5 million and $22.2 million for the years ended December 31, 2022 and 2021, respectively.

9-	FACILITIES

Cibus’ headquarters is located in San Diego, California, where it has leases for its office space, including its corporate headquarters and laboratory space, and stand-alone laboratory space (the Trait Machine Facility) in San Diego, California, totaling 53,423 and 31,939 square feet, respectively, with terms that expire in May 2025 and September 2025, respectively. Cibus has 1 option to extend the laboratory space lease, for 1 year. However, as Cibus is not reasonably certain to exercise this option at lease commencement, the option was not recognized as part of the associated operating lease Right-of-use (ROU) asset or liability.

Additionally, Cibus has certain leases for greenhouse and warehouse facilities, totaling 30,800 and 6,207 square feet, respectively, with terms that expire in September 2023 and August 2026, respectively. Cibus has 1 option to extend the term of the greenhouse lease, for 5 years, and 1 option to extend the warehouse lease, for 5 years. However, as Cibus is not reasonably certain to exercise either of those options at lease commencement, neither option was recognized as part of the associated operating lease Right-of-use (ROU) asset or liability.

Certain leases include rent abatement, rent escalations, tenant improvement allowances and additional charges for common area maintenance and other costs.

In addition, Cibus has offices in different locations in Canada, the United States and Europe.

For the years ended December 31, 2022 and 2021, Cibus incurred rent expenses under these leases of $3.4 million and $2.5 million, respectively.

10-	LEGAL PROCEEDINGS

From time to time, Cibus may be subject to legal proceedings and claims in the ordinary course of business.

On May 3, 2019, Houston Casualty Company filed a Complaint for Declaratory Relief and Recoupment with the United States District Court located in the Southern District of California related to an insurance claim involving Cibus Global’s hybrid canola products sold in 2018. On October 10, 2019 Cibus Global filed a counterclaim for certain breaches and damages.